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WorldPages.com, Inc.
6801 Gaylord Parkway, Suite 300, Dallas, Texas 75034


                                               CONTACT:  Wade Davis
                                                         VP, Investor Relations
                                                         972.731.6615
                                                         wade.davis@wpz.com


                      TRANSWESTERN PUBLISHING COMPANY LLC
                    COMPLETES ACQUISITION OF WORLDPAGES.COM


DALLAS -- JUNE 28, 2001 -- WorldPages.com, Inc. (NYSE: WPZ), a leading provider of print and online People and Business Search directories, content and Web services, announced that the merger between WorldPages.com, Inc and a subsidiary of TransWestern Publishing Company LLC has been completed today. On Wednesday, June 27, 2001, WorldPages.com stockholders had overwhelmingly voted in favor of the merger. As of the close of business on June 28, 2001, WorldPages.com shares will cease trading on the New York Stock Exchange.

Under the terms of the merger agreement, WorldPages.com stockholders who complete a letter of transmittal, which they will receive shortly in the mail, and submit their original stock certificates to Continental Stock Transfer, will receive $3.00 in cash for each share of WorldPages.com common stock they own on the effective date of the merger.


ABOUT WORLDPAGES

WorldPages is a leading provider of print and online People and Business Search directories, content, and Web services for consumers and businesses.
WorldPages is the fourth largest independent Yellow Pages publisher in the United States, serving approximately 80,000 customers in 42 markets throughout Arizona, California, Oklahoma, Oregon, Texas, Utah and Washington.


ABOUT TRANSWESTERN PUBLISHING

TransWestern Publishing is a California-based independent telephone directory publisher with 268 community-oriented telephone directories in 19 states throughout the United States. The company serves a diversified base of over 145,000 business advertisers.


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